Exhibit 3.49(b)

FIRST AMENDMENT
TO THE
OPERATING AGREEMENT
OF
LGI HOMES – NEVADA, LLC

Pursuant to Section 10 of the Operating Agreement of LGI HOMES – NEVADA, LLC, a Nevada limited liability company (the “Company”), adopted November 17, 2016 (the “Agreement”), the undersigned, being the sole Member of the Company, hereby amends the Agreement as follows:

WHEREAS, LGI Homes Group, LLC, a Texas limited liability company (the “Member”), is the sole Member of the Company and was named as the initial Manager of the Company in Section 7 of the Agreement;

WHEREAS, the Member desires to remove itself as the Manager of the Company and elect Christopher (Chris) Michael Kelly as the Manager of the Company to serve as Manager of the Company until his successor shall have been duly elected, or until his earlier death, resignation or removal;

WHEREAS, by Written Consent of Manager dated the date hereof, the Member has removed itself as the Manager of the Company and elected Christopher (Chris) Michael Kelly as the Manager of the Company to serve as Manager of the Company until his successor shall have been duly elected, or until his earlier death, resignation or removal; and

WHEREAS, the Member desires to execute this First Amendment to the Operating Agreement of LGI Homes – Nevada, LLC in order to amend Section 7 of the Agreement to memorialize (i) the removal of the Member as the Manager of the Company and (ii) the election of Christopher (Chris) Michael Kelly as the Manager of the Company.

1.     Amendment to Section 7. The fifth sentence of Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Christopher (Chris) Michael Kelly is the Manager of the Company.”

DATED AND EFFECTIVE as of this 21st day of May, 2018.
SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager